UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2014

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

References to “we,” “our,” or “us” in this Form 8-K refers to MVP REIT, Inc. and its subsidiaries, unless the context requires otherwise.

In September 2012, upon the commencement of our offering, we issued 1,000 shares of convertible stock to our advisor. Upon the occurrence of certain triggering events, the convertible stock will convert into shares of our common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion. At the time of issuance, the convertible stock would convert to shares of our common stock only if and when (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, (B) the shares of our common stock are listed for trading on a national securities exchange, or (C) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement).

In December 2013, our advisor executed a waiver, without consideration, in our favor pursuant to which our advisor unilaterally waived its rights under our advisory agreement and our existing charter to convert the convertible stock into our common stock upon the listing of the shares of our common stock for trading on a national securities exchange (the “Waiver”), as disclosed in a current report on Form 8-K filed on December 26, 2013.

In August 2014, the independent members of our board of directors, in accordance with the procedures set forth in our original prospectus, evaluated whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and considered, among other factors:

•   the amount of the fees and any other compensation, including stock-based compensation, paid to our advisor and its affiliates in relation to the size, composition and performance of the assets;

•  the success of our advisor in generating appropriate investment opportunities;

•  the rates charged to other companies, including other REITs, by advisors performing similar services;

•  additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•  the quality and extent of service and advice furnished by our advisor and its affiliates; and

•  the performance of our investment portfolio; and

•  the quality of our portfolio relative to the investments generated by our advisor and its affiliates for their own account and for their other clients.

Each independent director, including the lead director, evaluated the terms of the convertible stock (including the limited events that would trigger conversion following the Waiver) in light of the foregoing and other factors, and compared them against the terms of incentive compensation payable by other companies, including REITs, to advisors performing services similar to our advisor. In comparing such terms, the independent directors noted that, after giving effect to the Waiver, the events that trigger conversion of the convertible stock appears to be more restrictive compared to the conditions for payment of incentive compensation set forth in the incentive plans adopted by a significant number of other

 REITs.  In particular, many of these REITs provide for payment of an incentive fee to the advisor upon the listing of the REIT shares on a national securities exchange if the adjusted market value of the real estate assets of such REIT plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors.  On the other hand, after giving effect to the Waiver, absent a termination of the advisory agreement without cause, the independent directors noted that the convertible stock would convert into our common stock, if at all, only after we have made distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital.

In light of the foregoing, our entire board of directors, including the lead independent director and the other independent directors (with the affiliated directors abstaining), has unanimously approved a conditional release of the Waiver pursuant to the terms of a release agreement entered into between our advisor and us (the “Release Agreement”). Pursuant to the Release Agreement, we have agreed to release our advisor from the terms of the Waiver, and to reinstate the listing of our common stock on a national securities exchange as an event that would trigger conversion of the convertible stock, subject to the following additional condition agreed to by our advisor:  No conversion shall occur upon or following any such listing unless and until the sum of the aggregate market value of the issued and outstanding shares of our common stock plus our distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors.  For purposes of such calculation, the market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed for trading on a national securities exchange.

The material terms of the Release Agreement described herein are qualified in their entirety by the Release Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description

10.1	Release Agreement, dated as of August 22, 2014, by and between MVP Realty Advisor, LLC and MVP REIT, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT, Inc.

Date: August 22, 2014

By: /s/ Michael Shustek
Michael V. Shustek
President and Chief Executive Officer